Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
USA Compression Partners, LP:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-187166) and Form S-3 (No. 333-193724 and No. 333-195526)  of USA Compression Partners, LP of our report dated February 19, 2015, with respect to the consolidated balance sheets of USA Compression Partners, LP as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of USA Compression Partners, LP.

/s/ KPMG LLP

Dallas, Texas

February 19, 2015